May 27, 2015

Marina Hahn
1155 Park Avenue
New York, NY 10128
Dear Marina:
Reference is made herein to that certain offer letter between you and Flex Pharma, Inc. (the “Company”) dated September 4, 2014 (the “Offer Letter”) and that certain Stock Option Grant Notice and Agreement dated November 10, 2014 (the “Option Agreement”).
You acknowledge and agree that in accordance with the Offer Letter you were granted an option to purchase 248,855 shares of Common Stock of the Company (the “Option”) pursuant to the Option Agreement. The Offer Letter hereby is amended to provide that if within thirty (30) days prior to a Change in Control (as defined in the Offer Letter) or within twelve (12) months following a Change in Control, the Company or any successor thereto terminates your employment other than for Cause (as defined in the Offer Letter), or you terminate your employment for Good Reason (as defined in the Offer Letter), then the Company shall provide that all outstanding unvested equity awards granted to you (including but not limited to the Option) shall become fully vested as of the date of such termination.
In addition, if the Company (or any successor thereto) terminates your employment without Cause or you resign for Good Reason and you timely elect and remain eligible for continued coverage under COBRA, the Company will pay, for a period of nine months following such termination of employment, a percentage of your COBRA premiums that is equal to the percentage of your insurance premiums that the Company was paying prior to date of termination.
All other terms and provisions of the Offer Letter and the Option Agreement not expressly modified hereby shall remain in full force and effect. This letter may not be modified or amended except by a written agreement signed by the Company and you.

Sincerely,

     Flex Pharma, Inc.
/s/ John McCabe
Name: John McCabe
Title: Vice President, Finance
Agreed to and accepted:
/s/ Marina Hahn
Marina Hahn